Exhibit 10.3

BEACON POWER CORPORATION

WARRANT AMENDMENT AND EXERCISE AGREEMENT

This Agreement (the “Agreement”) dated May 24, 2011 relates to (i) Warrant Number A-2 dated December 23, 2010 (the “Common Stock Warrant”) issued by Beacon Power Corporation, a Delaware corporation (the “Company”) to Capital Ventures International (the “Holder”), pursuant to which the Holder is entitled to subscribe for and purchase up to 668,741 shares of the voting common stock of the Company, par value $0.01 per share (the “Common Stock”) and (ii) Series B Warrant No. 2 dated December 23, 2010 (the “Series B Warrant”) issued by the Company to the Holder, pursuant to which the Holder was initially entitled to subscribe for and purchase up to 750 shares of Series B convertible preferred stock of the Company, par value $0.01 per share (the “Preferred Stock”), at an exercise price of $1,000 per share of Preferred Stock. Capitalized terms used but not defined in this Agreement have the meanings given to them in the Common Stock Warrant.

WHEREAS, the Series B Warrant has been exercised in part and remains outstanding with respect to 25 shares of Preferred Stock;

WHEREAS, the Company and the Holder wish to amend the Common Stock Warrant, and the Holder wishes to exercise the balance of its Series B Warrant in full according to its terms;

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

1.                                       Amendment to Common Stock Warrant.

1.1                                 The definition of “Exercise Price” in Section 1(b) of the Common Stock Warrant is hereby amended and restated in its entirety as follows:

“(b)  Exercise Price.  For purposes of this Warrant, “Exercise Price” means (i) $2.2802 (after giving effect to all stock splits, reverse stock splits or other adjustments under Section 2 hereof on or prior to May 24, 2011), or (ii) during the period beginning on June 1, 2011, and ending on January 31, 2012, the lower of (A) the Exercise Price referenced in clause (i) above, and (B)  85% of the applicable Average VWAP Price, each subject to adjustment as provided herein; provided, however, that notwithstanding anything to the contrary herein, the Aggregate Exercise Price of this Warrant exercised utilizing subclause (ii)(B) above may not exceed $150,000 in any calendar month.

1.2                                 All other terms of the Common Stock Warrant shall remain unchanged.

2.                                       In consideration of the execution by the Company of this Agreement, the Holder hereby agrees to exercise the Series B Warrant in full for the remaining 25 shares of Preferred

Stock to which it relates on the date hereof pursuant to its terms, and to deliver to the Company concurrently herewith the related exercise notice with respect to the exercise of the Series B Warrant with the applicable exercise price with respect thereto.

3.                                       In accordance with Section 8(d) of the Common Stock Warrant, and promptly upon execution of this Agreement and surrender of the Common Stock Warrant to the Company in accordance with the terms thereof, the Company will issue to the Holder a replacement Warrant (the “Replacement Warrant”), representing the right to purchase the same number of Warrant Shares as, and of like tenor with, the Common Stock Warrant, with an issuance date indicated on the face of such warrant which is the same as the original Issuance Date, and with the same rights and conditions as the Common Stock Warrant, subject to giving effect to the terms of this Agreement.

4.                                       The Company represents, warrants and agrees that:

4.1                                 it has all the requisite authority and power to enter into and consummate the transactions contemplated herein and such transactions shall not contravene any contractual, regulatory, statutory or other obligation or restriction applicable to the Company;

4.2                                 this Agreement has been duly and validly authorized, executed and delivered by the Company, and shall constitute a legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles whether in a proceeding in equity or at law;

4.3                                 it has a sufficient number of authorized and unissued shares of voting common stock to issue upon the exercise of the Replacement Warrant;

4.4                                 any shares issued to Holder pursuant to the exercise of the Replacement Warrant shall be registered under the Company’s effective shelf registration statements on Form S-3 (File No. 333-152140 and 333-161648) and shall be freely tradable, subject to the accuracy of Holder’s representation in Section 5.4 below;

4.5                                 The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Certificate of Incorporation or other organizational documents of the Company or any of its Subsidiaries, any capital stock of the Company or any of its Subsidiaries or Bylaws of the Company or any of its Subsidiaries, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party;

4.6                                 There are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements (including, without limitation, any equity line of credit) by which the Company or any of its Subsidiaries is or may become bound to issue additional capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries as a result of this Agreement;

4.7                                 No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure on or before the date hereof, but which has not been so publicly disclosed;

4.8                                 The Company confirms that neither it nor any other Person acting on its behalf has provided the Holder or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, non-public information concerning the Company or any of its Subsidiaries, other than the existence of the transactions contemplated by this Agreement; and

4.9                                 As of the date hereof, the is no Equity Conditions Failure, nor has there occurred an event that with the passage of time or giving of notice would trigger an Equity Conditions Failure.

5.                                       The Holder represents and warrants that:

5.1                                 it has the authority to enter into and consummate the transactions contemplated herein and such transactions shall not contravene any contractual, regulatory, statutory or other obligation or restriction applicable to the Holder;

5.2                                 this Agreement has been duly and validly authorized, executed and delivered by the Holder, and shall constitute a legal, valid, and binding obligation of the Holder, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles whether in a proceeding in equity or at law;

5.3                                 it has sufficient knowledge and experience in financial and business matters so as to be capable of bearing the economic risks of participation in this Agreement, and it is capable of evaluating the merits and risks of participating in this Agreement; and

5.4                                 it is not an affiliate of the Company as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended.

6.                                       The Company shall, on or before 9:00 a.m., New York City Time, on the first Business Day after the date of this Agreement, file a Current Report on Form 8-K disclosing all material terms of this Agreement (the “Public Disclosure”).  Upon the Public Disclosure, the Holder shall not be in possession of any material, nonpublic information received from the Company, any of its subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in the Public Disclosure.  The Company shall not, and shall cause each of its subsidiaries and each of their respective officers, directors, employees and agents, not to, provide the Holder with any material, nonpublic information regarding the Company or any of its subsidiaries from and after the filing of the Public Disclosure without the express written consent of the Holder.  The Company shall not disclose the name of the Holder in any filing, announcement, release or otherwise, unless such disclosure is consented to by Holder or required by law or regulation; provided, however, that Holder understands and consents to the filing of this Agreement (and the disclosure of Holder’s name in this Agreement) in the Company’s reports filed under the Securities Exchange Act of 1934, as amended, including without limitation its filing on Form 8-K contemplated by this paragraph.

7.                                       Miscellaneous. This Agreement may be executed in multiple original counterparts, each of which shall be an original, but all of which shall constitute one and the same Agreement.  This Agreement and all rights, obligations and liabilities hereunder shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, the Holder and the Company have executed this Agreement as of May 24, 2011.

THE HOLDER:

Capital Ventures International

By:	/s/ Martin Kobinger
Name:	Martin Kobinger
Title:	Investment Manager

THE COMPANY:

Beacon Power Corporation

By:	/s/ F. William Capp
Name:	F. William Capp
Title:	President and CEO